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                                                                EXHIBIT NO. 99.1

Contact:  Sondra Fowler, (281) 293-4595

CONOCO COMBINES STOCK INTO SINGLE CLASS

HOUSTON (Sept. 21, 2001) -- Conoco Inc. (NYSE:COC.A) (NYSE:COC.B) announced that its shareholders approved the combination of its Class A and Class B common stock into a single class of new common stock on a one-for-one basis at a special meeting today. Shareholders also approved amendments and restatements of two of the company's incentive plans.

As a result of the combination, each outstanding share of Class A and Class B common stock will be converted into one share of a new class of common stock. The combination is expected to be effective, and the new common stock is expected to be traded on the New York Stock Exchange under the symbol COC, on Oct. 8. The stock will continue to trade as COC.A and COC.B until the combination is completed.

"Having a single publicly traded class of common stock will eliminate the confusion that resulted from having a dual-class structure, and will end trading disparities that existed between the Class A and Class B stock," said Conoco Chairman and CEO Archie Dunham. "We're gratified that many Wall Street analysts applaud the move to a simplified capital structure and cite the potential for improved liquidity and increased retail investor interest."

After the transaction is complete, shareholders will have the same economic ownership of Conoco stock they had prior to the merger. Each share of common stock will be entitled to one vote. Class B shareholders had five votes per share under the dual-class structure, which was established in connection with Conoco's 1998 initial public offering.

All shares of Class A and Class B common stock will automatically be converted into shares of new common stock without any action on the part of the stockholder. New statements or shares held in book-entry form through Conoco's transfer agent or thrift plans will be mailed shortly after the transaction is effective. Certificates representing shares of Class A and Class B common stock will represent an equal number of shares of new common stock. Therefore, shareholders do not need to send in their stock certificates.

Conoco is a major, integrated energy company active in more than 40 countries.

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09/21/01

http://www.conoco.com

This release contains "forward-looking statements," as defined in the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "estimate," "intend," "potential"
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or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. Among the factors that could cause such differences include, but are not limited to: risks associated with implementing the combination; and risks associated with the company's inability to predict the effect of the proposal or its enactment on the prices of the new common stock to be issued.